Exhibit 8.1

Subsidiary		Country of Incorporation
1.	MTS Finance	Luxembourg
2.	MTS-Capital	Russia
3.	UMC	Ukraine
4.	MTS-Kostroma	Russia
5.	Uzdunrobita	Uzbekistan
6.	Sibintertelecom	Russia
7.	BCTI	USA
8.	Sweet-Com	Russia
9.	MTS-Bermuda	Bermuda
10.	Dagtelecom	Russia
11.	K-Telekom	Armenia
12.	Bashcell	Russia
13.	MTS Belarus	Belarus
14.	TS-Retail	Russia
15.	Coral/Sistema Strategic Fund	USA